   As filed with the Securities and Exchange Commission on October 31, 1997

                           Registration Statement Nos. 333-_______, 333-_____-01
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             --------------------

                            REGISTRATION STATEMENT
                                  ON FORM S-3
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------


         PATRIOT AMERICAN HOSPITALITY, INC.                                    PATRIOT AMERICAN HOSPITALITY
                                                                                      OPERATING COMPANY
 (Exact Name of Registrant as Specified in its Charter)              (Exact Name of Registrant as Specified in its Charter)
                     DELAWARE                                                              DELAWARE
          (State or Other Jurisdiction of                                       (State or Other Jurisdiction of
           Incorporation or Organization)                                        Incorporation or Organization)
                   94-0358820                                                             94-2878485
       (I.R.S. Employer Identification No.)                                   (I.R.S. Employer Identification No.)
                3030 LBJ Freeway                                                       3030 LBJ Freeway
                  Suite 1500                                                             Suite 1500
               Dallas, TX 75234                                                       Dallas, TX 75234
                (972) 888-8000                                                         (972) 888-8000
   (Address, Including Zip Code, and Telephone                           (Address, Including Zip Code, and Telephone
         Number, Including Area Code, of                                        Number, Including Area Code, of
    Registrant's Principal Executive Offices)                              Registrant's Principal Executive Offices)
               PAUL A. NUSSBAUM                                                        PAUL A. NUSSBAUM
 Chairman of the Board, Chief Executive Officer                         Chairman of the Board and Chief Executive Officer
                and President                                             Patriot American Hospitality Operating Company
      Patriot American Hospitality, Inc.                                               3030 LBJ Freeway
              3030 LBJ Freeway                                                         Dallas, TX 75234
              Dallas, TX 75234                                                          (972) 888-8000
               (972) 888-8000                                               (Name, Address, Including Zip Code, and
    (Name, Address, Including Zip Code, and                                Telephone Number, Including Area Code and
     Telephone Number, Including Area Code,                                           of Agent for Service)
            of Agent for Service)


                             --------------------

                                  copies to:

                            GILBERT G. MENNA, P.C.
                           KATHRYN I. MURTAGH, ESQ.
                         Goodwin, Procter & Hoar  LLP
                                Exchange Place
                            Boston, MA  02109-2881
                                (617) 570-1000

                             --------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

=======================================================================================================================
                                                    Proposed Maximum          Proposed Maximum
Title of Shares to be         Amount to be         Aggregate Price Per       Aggregate Offering         Amount of
    Registered                 Registered                Unit(1)                  Price(1)            Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value        1,681,793                  $30.00                $50,453,790               $15,290
 $.01 per share, of
 Patriot American
 Hospitality, Inc. paired
 with Common Stock, par
 value $.01 per share, of
 Patriot American
 Hospitality Operating
 Company
================================================================================

(1) This estimate is based on the average of the high ($31.50) and low ($28.50) sales prices on the New York Stock Exchange on October 28, 1997 of the common stock of Patriot American Hospitality, Inc., which is paired with and trades as a unit with common stock of Patriot American Hospitality Operating Company. This estimate is made pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

                             ---------------------

     The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED OCTOBER 31, 1997

                    1,681,793 Shares of Paired Common Stock

                       Patriot American Hospitality, Inc.

                 Patriot American Hospitality Operating Company


     For purposes of this Prospectus, unless the context otherwise requires, (i) the term "Corporation" includes Patriot American Hospitality, Inc., a Delaware Corporation, PAH GP, Inc. ("PAH GP"), PAH LP, Inc. ("PAH LP"), each of which is a Delaware corporation and a wholly-owned subsidiary of Patriot American Hospitality, Inc., a Delaware corporation, Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Realty Partnership"), and their respective subsidiaries, (ii) the term "Operating Company" includes Patriot American Hospitality Operating Company, a Delaware Corporation, and Patriot American Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership" and, together with the Realty Partnership, the "Partnerships"), and their respective subsidiaries, and (iii) the term "Companies" includes the Corporation and the Operating Company.

     Shares of common stock ("Corporation Common Stock"), $.01 par value, of the Corporation and shares of common stock ("Operating Company Common Stock"), $.01 par value, of the Operating Company are "paired" and trade as units consisting of one share of Corporation Common Stock and one share of Operating Company Common Stock (the "Paired Common Stock"). All of the shares of Paired Common Stock offered hereby are being registered for the account of certain stockholders of the Companies named herein (collectively, the "Selling Stockholders"). See "Plan of Distribution" and "Selling Stockholders." Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the shares of Paired Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific shares of Paired Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement.
See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of shares of Paired Common Stock to be made directly or through agents, dealers or underwriters.

     The aggregate proceeds to the Selling Stockholders from the sale of the shares of Paired Common Stock offered hereby (the "Offering") will be the purchase price of the shares of Paired Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution to borne by the Companies. The Companies will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the shares of Paired Common Stock offered hereby, and transfer taxes, if any. The Companies will not receive any proceeds from the sale of the shares of Paired Common Stock offered hereby by the Selling Stockholders.

     The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the shares of Paired Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the shares of Paired Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Companies and the Selling Stockholders.

     The Paired Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PAH." On October 28, 1997, the reported closing sale price of the Paired Common Stock on the NYSE was $31.19 per share.

     See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in the shares of Paired Common Stock.

                           ------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                   BY THE SECURITIES AND EXCHANGE COMMISSION
                         NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

                The date of this Prospectus is __________, 1997

                             AVAILABLE INFORMATION

     The Companies have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Companies are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Companies can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

Corporation and Operating Company

     1. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated (i) July 1, 1997 (Nos. 001-09319, 001-09320 filed July 15, 1997), (ii) July 15, 1997 (Nos. 001-09319, 001-
09320 filed July 21, 1997), (iii) July 22, 1997 (Nos. 001-09319, 001-09320 filed
July 22, 1997), (iv) September 17, 1997 (Nos. 001-09319, 001-09320 filed
September 17, 1997) and (v) September 30, 1997, as amended (Nos. 001-09319, 001-09320 filed October 14, 1997 and October 28, 1997);

     2. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended June 30, 1997; and

     3. The description of the paired shares of Corporation Common Stock and Operating Company Common Stock contained or incorporated by reference in the Corporation's and the Operating Company's Registration Statement on Form 8-A (Nos. 001-09319, 001-09320), including any amendments thereto.

California Jockey Club and Bay Meadows Operating Company

     1. Annual Report on Form 10-K of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal year ended December 31, 1996;

     2. Current Reports on Form 8-K of California Jockey Club and Bay Meadows Operating Company dated (i) February 24, 1997 (Nos. 001-09319, 001-09320 filed March 3, 1997) and (ii) May 28, 1997 (Nos. 001-09319, 001-09320 filed June 5,
1997);

     3. Quarterly Report on Form 10-Q of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997; and

     4. Quarterly Report on Form 10-Q/A of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997 (filed May 16, 1997).

Patriot American Hospitality, Inc. (Patriot)

     1. Annual Report on Form 10-K of Patriot American Hospitality, Inc., (No. 001-13898) for the fiscal year ended December 31, 1996;

     2. Current Reports on Form 8-K of Patriot American Hospitality, Inc., dated: (i) April 2, 1996, as amended (No. 001-13898 filed April 17, 1996 and June 14, 1996) reporting the acquisition of certain assets, (ii) December 5, 1996 (No. 001-13898 filed December 5, 1996) reporting the acquisition of certain assets, (iii) January 16, 1997, as amended (No. 001-13898 filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997 and May 19, 1997),
reporting the consummation of the acquisition of Carefree Resorts Corporation and Resorts Limited Partnership and certain other assets, (iv) February 24, 1997 (No. 001-13898 filed March 3, 1997) reporting the execution of a merger agreement between Patriot and California Jockey Club and (v) April 14, 1997, as amended (No. 001-13898 filed April 17, 1997 and April 18, 1997), reporting the execution of a merger agreement between Patriot and Wyndham Hotel Corporation and the related stock purchase agreement and the execution of agreements with partnerships affiliated with members of the Trammell Crow family providing for the acquisition by the Corporation of 11 full- service Wyndham-branded hotels; and

     3. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. (No. 001-13898) as of and for the fiscal quarter ended March 31, 1997.

     All other documents filed with the Commission by the Corporation or the Operating Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to 3030 LBJ Freeway, Suite 1500, Dallas, TX 75234, Attention:
Shareholder Relations (Telephone No. 972-888-8000).

     This Prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Companies' actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" below.


                                 RISK FACTORS

Real Estate Investment Trust Tax Risks

     Dependence on Qualification as a Real Estate Investment Trust

     The Corporation will operate in a manner designed to permit it to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), but no assurance can be given that the Corporation will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Corporation's control. In addition, the Corporation's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as the Operating Company. The "grandfathering" rules governing Section 269B generally provide, however, that
Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if for any reason the Corporation had failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to it, in which case the Corporation would not qualify as a REIT for any taxable year. In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT (including the "grandfathering" rules of Section 269B) or the federal income tax consequences of such qualification.

     If the Corporation fails to qualify as a REIT, the Corporation will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if the Corporation failed to qualify as a REIT in 1983, the Corporation also will be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Corporation available for distribution to stockholders because of the additional tax liability to the Corporation for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Corporation's qualifying as a REIT, the Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Corporation.

     In order for the Corporation to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). In addition, rents paid by the Operating Company to the Corporation will not constitute qualifying income for purposes of the REIT income tests if any person actually or constructively owns 10% or more of the outstanding Paired Common Stock. For the purpose of preserving the Corporation's qualification as a REIT, the Amended and Restated Certificate of Incorporation of the Corporation (the "Corporation Charter") and the Amended and Restated Certificate of Incorporation of the Operating Company (the "Operating Company Charter" and, together with the Corporation Charter, the "Charters"), prohibit actual or constructive ownership of more than 9.8% of the outstanding shares of any class or series of the common stock or preferred stock (collectively, the "Equity Stock") of the Corporation or the Operating Company (the "Ownership Limit"). The constructive ownership rules are complex and may cause Equity Stock owned, actually or constructively, by a group of related or unrelated individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding Paired Common Stock (or the acquisition of an interest in an entity which owns Paired

Common Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding Paired Common Stock, and thus subject such Paired Common Stock to the Ownership Limit. Actual or constructive ownership of Paired Common Stock in excess of the Ownership Limit would cause the violative transfer or ownership to be void or cause such shares to be transferred to a charitable trust and then sold to the Companies or to a person or entity who can own such shares without violating the Ownership Limit. See "Restrictions on Transfers of Capital Stock." In addition, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of shares, no absolute assurance can be given that the foregoing provisions will be effective to prevent a violation of the Ownership Limit and the consequent failure of the Corporation to qualify as a REIT.

     Adverse Effects of REIT Minimum Distribution Requirements

     In order to qualify as a REIT, the Corporation will be generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, if the Corporation disposes of assets acquired from a taxable C corporation during the ten-year period following such acquisition, the Corporation will be required to distribute at least 95% of the amount of built-in gain attributable to such assets (determined as of the date of the acquisition of the assets) that the Corporation recognizes in the subsequent disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations-- REIT Qualification--Built-In Gain Tax." The Corporation will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

     The Corporation intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Corporation's income will consist primarily of its share of the income of the Realty Partnership, and the Corporation's cash available for distribution will consist primarily of its share of cash distributions from the Realty Partnership. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require the Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

     Distributions by the Companies will be determined by their respective Board of Directors and depend on a number of factors, including the amount of cash available for distribution and the financial condition of the Companies, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of the Corporation), nontaxable return of capital, or a combination thereof. The Companies will provide stockholders with annual statements as to the taxability of distributions.

     Accumulated Earnings and Profits

     On April 14, 1997, the Corporation entered into a merger agreement with Wyndham Hotel Corporation ("Wyndham") through which the Corporation agreed to acquire Wyndham's portfolio of owned and leased hotels and management and franchise agreements for certain of Wyndham's hotels (the "Wyndham Acquisition"). See "The Companies--The Corporation."

    To maintain its qualification as REIT subsequent to the Wyndham Acquisition, the Corporation will be required to distribute to its stockholders following the Wyndham Acquisition for the Corporation's taxable year ending December 31, 1997 (assuming the Wyndham Acquisition is consummated on or prior to December 31, 1997) current and accumulated earnings and profits of Wyndham (as determined for federal income tax purposes). The dividend made to the Corporation's taxable U.S. Stockholders (as hereinafter defined) will be taken into account by such U.S. Stockholders as ordinary income to the extent it is made out of current or accumulated earnings and profits, and will not be eligible for the dividends received deduction generally available for corporations. See "Certain Federal Income Tax Considerations--Federal Income Taxation of Holders of Paired Shares."

    Wyndham has agreed that, at the closing date of the Wyndham Acquisition, Wyndham will deliver to the Corporation a statement of accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) as of a date not more than 30 days prior to the closing date of the Wyndham Acquisition, together with evidence of such accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) in a form reasonably satisfactory to the Corporation, and a statement of estimated accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) as of the closing date of the Wyndham Acquisition. Wyndham further agreed that prior to the closing date of the Wyndham Acquisition, (i) it will deliver to the Corporation, prior to December 25, 1997, a statement of accumulated and current earnings and profits of Wyndham (as determined for federal income tax purposes) at the effective time of the Wyndham Acquisition and (ii) that the Corporation shall be entitled to rely on such statement for purposes of preparing and filing its federal, state, local and foreign tax returns required to be filed by it, determining the amount of dividends to be paid to stockholders and paying any taxes owned by it.

    If the Internal Revenue Service (the "IRS") were to determine that Wyndham's actual earnings and profits exceeded the amount distributed, the Corporation would be disqualified as a REIT.


Failure to Manage Rapid Growth and Integrate Operations; New Businesses

     The Corporation is currently experiencing a period of rapid growth. The Companies are or will be responsible for the management and operation of several new businesses, including direct hotel management, branding and franchising and thoroughbred racing, which were previously not part of the operations of the Corporation's predecessor, Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"). In addition, the Companies may acquire other new businesses in the future. The integration of departments, systems and procedures presents a significant management challenge, and the failure to integrate new acquisitions into existing management and operating structures could have a material adverse effect on the results of operations and financial condition of the Corporation and the Operating Company.

Substantial Debt Obligations; No Limits on Indebtedness; Variable Rate Debt

     As of September 30, 1997, the Companies' combined debt was approximately $727.2 million and the Companies' ratio of combined debt to total market capitalization was approximately 21.7%. The Companies also may borrow additional amounts from the same or other lenders in the future, may assume debt in connection with acquisitions, or may issue corporate debt securities in public or private offerings. The Companies' organizational documents do not limit the amount of indebtedness the Companies may incur. Further, substantially all of the Companies' combined debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could adversely affect the Companies' ability to make distributions.

     There can be no assurance that the Companies will be able to meet their debt service obligations and, to the extent that they cannot, the Companies risk the loss of some or all of their assets, including the hotels. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Corporation or the Operating Company is in need of funds to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in properties at times which may not permit realization of the maximum return on such investments.

     The foregoing risks associated with debt obligations of the Companies may inhibit the ability of the Companies to raise capital in both the public and private markets.

Lack of Experience in Hotel Management Business

     The Corporation leases certain existing hotels and intends to lease other existing hotels and a significant portion of its newly-acquired hotels to the Operating Company. Although certain executives of the Corporation have hotel management experience, the Operating Company has no prior experience in the hotel management business. The future success of the Operating Company and its ability to operate hotels as well as manage future growth depend in large part on its ability to attract and retain key executive officers and other highly qualified personnel, especially in the area of hotel operations. There can be no assurance that the Operating Company will be able to attract and retain qualified personnel and the inability to do so could have a material adverse effect on the results of operations and financial condition of the Companies.

Potential Conflicts of Interest Between the Corporation and the Operating
Company

     The Corporation and the Operating Company are separate corporate entities with separate Boards of Directors. A majority of the directors of each of the Corporation and the Operating Company do not serve as directors or officers of the other company. In addition, the Corporation and the Operating Company generally have different employees, separate creditors and are subject to different state law licensing and regulatory requirements. As a result, the interests of the Board of Directors of each company may conflict and such conflicts may possibly rise to disputes between the companies. No assurance can be given that conflicts will not arise between the companies or that such conflicts will not have a material adverse effect on the results of operations and financial condition of the Corporation and the Operating Company. The Corporation and the Operating Company have the same Chief Executive Officer and Chief Financial Officer as well as two of the same directors. The Companies believe this overlap in management will help decrease the possibility of disagreements between the two companies. No assurance can be given, however, that these individuals' interests as officers and/or directors of one company will not conflict with their interests as officers and/or directors of the other company or that their actions as officers and/or directors of one company will not adversely affect the interests of the other company.

Dependence on Lessees and Payments under the Participating Leases

     The Corporation leases each of its existing hotels, except the Crowne Plaza Ravinia Hotel, the Marriott WindWatch Hotel and the hotels leased to the Operating Company, to lessees (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). The Corporation's ability to make distributions to stockholders depends primarily upon the ability of the Lessees to make rent payments under the Participating Leases (which is dependent primarily on the Lessees' ability to generate sufficient revenues from those hotels which are leased to them). A failure or delay to make such payments may be caused by reductions in revenue from such hotels or in the net operating income of the Lessees or otherwise. Any failure or delay by the Lessees in making rent payments may adversely affect the Corporation's ability to make distributions to stockholders.

Lack of Control Over Operations of the Leased Hotels

     The Corporation is dependent on the ability of the Lessees and the hotel management entities that manage the hotels (the "Operators") to manage the operations of hotels that are leased or operated by them. Under the terms of the Participating Leases, the Corporation has the authority to review annual budgets for the hotels which are leased to the Lessees and to approve certain items. However, the Corporation is unable to directly implement strategic business decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions with respect to such hotels.

Risk of Investment in Subsidiaries Controlled by Other Parties

     The Crowne Plaza Ravinia Hotel, the Marriott WindWatch Hotel and certain non-leasable assets related to the Carefree Resorts are each owned through a special purpose entity, specifically PAH Ravinia, Inc., PAH WindWatch, LLC and PAH Boulders, Inc., respectively (the "Non-Controlled Subsidiaries"). The equity securities of each of the Non-Controlled Subsidiaries are divided into two classes: voting securities and non-voting securities. The Realty Partnership owns all of the non-voting securities in each of the Non-Controlled Subsidiaries. With respect to PAH Ravinia, Inc. ("PAH Ravinia") and PAH WindWatch, LLC ("PAH WindWatch"), the Realty Partnership also owns, indirectly, 4% of the voting securities. Certain executive officers and/or directors of the Companies own, directly or indirectly, all of the voting securities of PAH Boulders, Inc. and the remaining 96% of the voting securities of PAH Ravinia and PAH WindWatch. Although the ownership interests of the Realty Partnership represent an approximately 99% economic interest in each of the Non-Controlled Subsidiaries, the Realty Partnership is not able to elect directors or managers. As a result, the Non-Controlled Subsidiaries may implement business policy decisions that would not have been implemented by the Corporation and that are adverse to the interests of the Corporation or that lead to adverse financial results. The Corporation intends to restructure the Non-Controlled Subsidiaries so that the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel may be leased to the Operating Company and certain non-leasable assets relating to the Carefree Resorts may be sold to the Operating Company. To effect such restructurings and asset sales, the Corporation will be required to obtain, along with any other third-party consents which may be required, the approval of those executive officers and/or directors of the Companies who have voting control over such Non-Controlled Subsidiaries. No assurances can be made that the executive officers will consent to such restructurings or asset sales.

Hotel Industry Risks

     Operating Risks

     The primary businesses of the Companies are buying, selling, leasing and managing hotels, which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than the Companies and the Lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years by increased room rates, (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal, (iv) increases in energy costs and other expenses of travel, which may deter travelers and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees and the Operating Company to generate revenues and to make lease payments and therefore the Corporation's ability to make distributions to stockholders.

     The Companies are also subject to the risk that in connection with the acquisition of hotels and hotel operating companies it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees, the Operators or the Operating Company, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until the Corporation or the Operating Company obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees, Operators or the Operating Company to generate revenues and make lease payments to the Corporation.

     Operating Costs and Capital Expenditures; Hotel Renovation

     Hotels, in general, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of furniture, fixtures and equipment ("F, F & E"). Under the terms of the Participating Leases, the Corporation is obligated to establish a reserve to pay the cost of certain capital expenditures at its hotels and pay for periodic replacement or refurbishment of F, F & E. If capital expenditures exceed the Corporation's expectations, the additional cost could have an adverse effect on the Corporation's cash available for distribution. In addition, the Corporation may acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

     Competition for Hotel Acquisition Opportunities

     The Companies may be competing for investment opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than the Companies can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Companies and increase the bargaining power of property owners seeking to sell.

     Additionally, the Corporation's ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached Patriot with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future out of concern that the Corporation will rely on the Operating Company to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on the Corporation's acquisition activities in the future.

     Seasonality

     The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at hotels may cause quarterly fluctuations in the operating revenues of the Operating Company and the lease revenues of the Corporation.

Real Estate Investment Risks

     General Risks

     The Corporation's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Corporation's real estate investments and the Corporation's income and ability to make distributions to its stockholders will be dependent upon the ability of the Lessees, the Operators and the Operating Company to operate the Corporation's hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases with the Corporation. Income from the Corporation's hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Companies.

     Value and Illiquidity of Real Estate

     Real estate investments are relatively illiquid. The ability of the Corporation to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Corporation must sell an investment, there can be no assurance that the Corporation will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of the Corporation's investment.

     Property Taxes

     The Companies' hotels and racing facilities are subject to real property taxes. The real property taxes on hotel properties as well as the racing facilities in which the Corporation invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Companies' ability to make distributions to its stockholders could be adversely affected.

     Consents of Ground Lessor Required for Sale of Certain Hotels

     Certain of the Corporation's hotels and the land upon which the Bay Meadows Racecourse, which is located in San Mateo, California and is operated by the Operating Company (the "Racecourse"), is situated are subject to ground leases with third party lessors. In addition, the Corporation may acquire hotels in the future that are subject to ground leases. Any proposed sale of a property that is subject to a ground lease by the Corporation or any proposed assignment of the Corporation's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Corporation may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders.

     Environmental Matters

     The operating costs of the Companies may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Corporation's hotels, the Companies, the Lessees or the Operators may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Corporation's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Corporation's hotels and the Racecourse by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Corporation's hotels or the Racecourse may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Corporation believes would have a material adverse effect on its business, assets, results of operations or liquidity, nor is the Corporation aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Corporation is currently unaware. The Corporation has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the hotels or the Racecourse.

     Uninsured and Underinsured Losses

     Each of the Participating Leases specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. The Corporation believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels (including those leased to the Operating Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of each of the Companies will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation or the Operating Company, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of the Corporation or the Operating Company, as the case may be. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Corporation or the Operating Company might not be adequate to restore its economic position with respect to such property.

     Acquisition and Development Risks

     The Companies currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such acquired hotels or hotel operating companies will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisition. In addition, hotel development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Corporation generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit the Corporation's ability to rely upon lease income from its hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or the Corporation's cash available for distribution might be adversely affected.


Risks of Operating Hotels Under Franchise or Brand Affiliations

     Certain of the Corporation's hotels are operated under franchise or brand affiliations. In addition, hotels in which the Corporation subsequently invests may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the management agreement related to that hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Companies, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a Franchise License. It is possible that a franchisor could condition the continuation of a Franchise License on the completion of capital improvements which the Corporation's Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Corporation's Board of Directors may elect to allow the Franchise License to lapse which could under certain circumstance result in the Corporation incurring significant costs for terminating such Franchise License. In any case, if a franchise or brand affiliation is terminated, the Corporation and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

Horse Racing Industry Risks

     The Operating Company is engaged in the business of conducting and offering pari-mutuel wagering in thoroughbred horse racing at the Racecourse. Such operations are contingent upon the continued governmental acceptance of such operations as forms of legalized gambling. As a form of gambling, pari-mutuel wagering is subject to extensive licensing and regulatory control by the California Horse Racing Board (the "CHRB") and other California authorities. These regulatory authorities have broad powers with respect to the licensing of gaming operations, and may revoke, suspend, condition or limit the gaming operations of the Operating Company. Any such change in regulations may have a material adverse effect on the Operating Company's financial condition and results of operations.

     On July 1, 1997, the Corporation (formerly known as California Jockey Club, "Cal Jockey") merged (the "Merger") with Patriot, with the Corporation being the surviving corporation. Prior to the Merger, the Operating Company (then known as Bay Meadows Operating Company, "Bay Meadows") was licensed by the CHRB for its 1997 horse racing season to hold a split thoroughbred horse racing meet at the Racecourse and to accept pari-mutuel wagers. The CHRB has approved an amendment to permit the Operating Company to conduct the horse racing operations at the Racecourse during the remainder of the 1997 horse racing meet. The racing license must be renewed on an annual basis and the CHRB has broad discretion to reject any application for a license. In addition, California law requires that each of the directors and certain employees of the Operating Company must be licensed with the CHRB. No assurances can be given that the CHRB will grant licenses to each of the directors and each of such employees of the Operating Company. If a director or employee required to be licensed were denied a license by the CHRB, the Operating Company would have to replace such director or employee with a director or employee who was so licensed.

     The CHRB also has the discretion to limit the number of days and dates on which the Operating Company may conduct live horse racing. No assurance can be given as to how many, or which, horse racing days the CHRB will allocate to the Operating Company in the future, nor can there be any assurance that an issued license will not be modified or revoked.

Lack of Experience in the Horse Racing Business; Reliance on Bay Meadows Management

     The Operating Company manages the Racecourse's horse racing operations, an area in which it has no prior experience. Although the Operating Company has retained certain members of Bay Meadows' former management and personnel to continue to manage these horse racing operations, there can be no assurance that the Operating Company will be able to continue to employ said management and personnel. Failure to retain such management and personnel could have a material adverse effect on the results of operations and financial condition of the Operating Company.


                                 THE COMPANIES

     On July 1, 1997, the Corporation (formerly known as Cal Jockey) and Patriot consummated the Merger, with the Corporation being the surviving corporation. Upon completion of the Merger, the Corporation and the Operating Company were the surviving entities, each with a limited partnership subsidiary which holds substantially all of its assets and conducts substantially all of its operations. Following the Merger, the surviving entities have continued the operations of Patriot, the Corporation and the Operating Company. As a result of the Merger, the Corporation became one of two hotel REITs with the paired share ownership structure.

The Corporation

     The Corporation is a self-administered REIT under the Code. The Corporation owns interests in a portfolio of hotels which are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco and Seattle. In addition to hotels catering primarily to business travelers, the Corporation's portfolio also includes world-class resort hotels in Scottsdale and Tucson, Arizona; Carmel, California; and Telluride, Colorado and prominent hotels in major tourist destinations, including Fort Lauderdale, Florida; New Orleans, San Antonio and San Diego. The Corporation also leases approximately 174 acres of land in San Mateo, California upon which the Racecourse is situated.

     On April 14, 1997, the Corporation entered into the Wyndham Acquisition, through which the Corporation agreed to acquire Wyndham's portfolio of owned and leased hotels, management and franchise agreements for Wyndham's managed and franchised properties throughout North America, management and franchise agreements for properties which are currently closed for renovation or construction or are in the process of being converted to the Wyndham brand, and Wyndham's proprietary brand names, including Wyndham(SM), Wyndham Garden(R) and Wyndham Hotels and Resorts(SM). Terms of the Wyndham Acquisition provide for Wyndham stockholders to receive 1.372 shares of Paired Common Stock for each share of Wyndham common stock (subject to adjustment under certain circumstances), with up to $100 million of such consideration payable in cash, at the option of Wyndham's stockholders. The Corporation will also assume or retire all of Wyndham's outstanding indebtedness, which totaled approximately $151 million as of June 30, 1997.

     In connection with the proposed Wyndham Acquisition, the Corporation also entered into a definitive agreement with partnerships affiliated with members of the Trammell Crow family providing for the Corporation's acquisition of certain full-service Wyndham-branded hotels (the "Crow Properties Acquisition" and, collectively with the Wyndham Acquisition, the "Wyndham Transactions") for an aggregate purchase price of approximately $332 million in cash, plus up to $14 million in additional cash consideration if two of the hotels meet certain cash flow targets. The Corporation expects that the Wyndham Transactions will be completed in the fourth quarter of 1997. The

Wyndham Transactions are subject to various closing conditions, including approval of the Wyndham Acquisition by the stockholders of the Companies and Wyndham. Accordingly, no assurances can be given that the Wyndham Transactions will be consummated.

     As part of their ongoing businesses, the Companies continually engage in discussions with public and private real estate entities, including, without limitation, current lessees of the Companies' hotels, regarding possible portfolio or single asset acquisitions, as well as the acquisition of hotel leasing and management operations. No assurances can be made that the Companies will acquire any such acquisition opportunities.

     The Corporation conducts substantially all of its operations through the Realty Partnership, which owns, directly and through its subsidiaries, the Corporation's interests in each of its hotels. Through PAH GP and PAH LP, the Corporation holds the sole general partnership interest and a limited partnership interest, respectively, in the Realty Partnership.

     Since 1983, the shares of Corporation Common Stock have been paired and have traded together with the shares of Operating Company Common Stock as a single unit pursuant to a stock pairing agreement. The terms of the stock pairing agreement are set forth in the Pairing Agreement, dated as of February 17, 1983 and amended from time to time thereafter, by and between the Corporation and the Operating Company (the "Pairing Agreement"). Since the Merger, the Paired Common Stock has been listed on the NYSE under the symbol "PAH."

     The Corporation's principal executive offices are located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234 and its telephone number at that location is (972) 888-8000.

The Operating Company

     The Corporation leases certain of its hotels to the Operating Company. The Operating Company is also engaged in the business of conducting and offering pari-mutuel wagering on thoroughbred horse racing at the Racecourse. As described above, shares of Operating Company Common Stock are paired and trade together with the shares of Corporation Common Stock as a single unit on the NYSE pursuant to the Pairing Agreement. The Operating Company conducts substantially all of its operations through the Operating Partnership, which owns, directly and through its subsidiaries, the Operating Company's assets. The Operating Company holds the sole general partnership interest and a limited partnership interest in the Operating Partnership.

     The Operating Company's principal executive offices are located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234 and its telephone number at that location is (972) 888-8000.


                       DESCRIPTION OF PAIRED COMMON STOCK

     The statements below describing the Paired Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charters, the Amended and Restated Bylaws of the Corporation (the "Corporation Bylaws") and the Amended and Restated Bylaws of the Operating Company (the "Operating Company Bylaws" and, together with the Corporation Bylaws, the "Bylaws").

General

     The Corporation Charter authorizes the Corporation to issue up to 650 million shares of Corporation Common Stock, 100 million shares of preferred stock, $.01 par value, and 750 million shares of excess stock, $.01 par value (the "Excess Stock"), and the Operating Company Charter authorize the Operating Company to issue up to 650 million shares of Operating Company Common Stock, 100 million shares of preferred stock, $.01 par value, and 750 million shares of Excess Stock.

     Pursuant to the Pairing Agreement, neither the Corporation nor the Operating Company may issue shares of Corporation Common Stock or Operating Company Common Stock, respectively, unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of common stock or preferred stock that is paired of the other company and for the pairing of such shares. Each certificate issued for shares of Paired Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Bylaws. In addition, neither the Corporation nor the Operating Company may declare a stock dividend, issue any rights or warrants or otherwise reclassify shares unless the other company simultaneously takes the same or equivalent action.

     The Paired Common Stock is currently listed on the NYSE under the symbol "PAH." As of October 28, 1997, there were 68,005,704 shares of Paired Common Stock outstanding. The Paired Common Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Terms

     Subject to the preferential rights of any other class or series of stock, holders of shares of Paired Common Stock will be entitled to receive dividends and other distributions in cash, stock or property of the Corporation or the Operating Company, as the case may be, as and when authorized and declared by the respective Board of Directors of each company out of assets legally available therefor and to share ratably in the assets of the respective company legally available for distribution to its respective stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Corporation or the Operating Company, as the case may be.

     Each outstanding share of Paired Common Stock entitles its holder to one vote on all matters submitted to a vote of stockholders of the Corporation or the Operating Company, as the case may be, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Paired Common Stock will possess the exclusive voting power.

     Holders of Paired Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Corporation or the Operating Company.

     Each of the Corporation and the Operating Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     All shares of Paired Common Stock have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the Delaware General Corporation Law (the "DGCL"), a merger or consolidation involving either of the Corporation or the Operating Company requires the approval of a majority of the outstanding shares of the constituent corporation to the transaction entitled to vote on such a matter.

Restrictions on Ownership

     For the Corporation to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Corporation in meeting this requirement, the Corporation and the Operating Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the outstanding equity securities of the Corporation or the Operating Company. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

     The transfer agent and registrar for the Paired Common Stock is American Stock Transfer & Trust Company of New York, New York.


                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Corporation to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by

100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year).

     The Charters prohibit actual or constructive ownership of shares of Equity Stock of the Corporation or the Operating Company in excess of the Ownership Limit unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters. Any transfer of shares of Equity Stock of the Corporation or the Operating Company that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of the Corporation or the Operating Company in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (iii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of the Corporation or a subsidiary of the Corporation within the meaning of section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock.

     Upon the violation of any of the foregoing transfer restrictions contained in the Charters, that number of shares which violate any of such transfer restrictions shall automatically be converted into an equal number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, and transferred to a trust (a "Trust"). Such shares of Excess Stock held in trust shall remain outstanding shares of stock of the Corporation and the Operating Company and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of the Corporation or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock. The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Board of Directors of the Corporation or the Operating Company, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust.

     Pursuant to the Charters, the Trustee shall have the exclusive and absolute right to designate a permitted transferee (a "Permitted Transferee") of any and all shares of Excess Stock if the Corporation or the Operating Company or both, in the case of paired shares, fail to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for consideration (whether in a public or private sale) the shares of Excess Stock and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of the Corporation or the Operating Company, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of

Directors of the Corporation or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of the Corporation or the Operating Company or both, in the case of paired shares, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the record holders of the shares of Equity Stock that were converted into Excess Stock (each, a "Prohibited Owner"). If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit, such transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold.

     A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price (as determined in the manner set forth in the Charters) on the date of such non-transfer event or transfer and (ii) the price per share received by the Trustee from the sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

     In addition, shares of Excess Stock shall be deemed to have been offered for sale by a Trust to the Corporation or the Operating Company or both, in the case of paired shares, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of paired shares, accept such offer. Either company or both companies, in the case of paired shares, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of paired shares, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of paired shares, do not receive a notice of such transfer or non-transfer event. In the case of shares of Excess Stock that are paired, neither the Corporation nor the Operating Company shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding paired shares of its Excess Stock.

     Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to the Corporation or the Operating Company or both, in the case of paired shares, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation, on the Corporation's status as a REIT.

     Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to the Corporation or the Operating Company or both, in the case of paired shares, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Corporation or the Operating Company shall, within 30 days after January 1 of each year, provide to the Corporation or the Operating Company or both, in the case of paired shares, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

     All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

     The restrictions on transfer contained in the Charters could have the effect of delaying, deferring or preventing the acquisition of control of the Corporation and the Operating Company, including certain acquisitions that stockholders might deem to be in their best interest.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain provisions that currently govern United States federal income tax treatment of the Corporation and its U.S. Stockholders (as defined below in "--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of Paired Common Stock (also referred to herein as "Paired Shares"). The following discussion is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences that may be relevant to stockholders of the Companies. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder of the Companies. References to the "Corporation" in this section regarding certain Federal Income Tax Considerations include only Patriot American Hospitality, Inc. and references herein to the "Operating Company" include only Patriot American Hospital Operating Company unless the context otherwise requires.

     THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF CORPORATION COMMON STOCK OR OPERATING COMPANY COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF THE COMPANIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THEIR SPECIFIC TAX CONSEQUENCES, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES.

REIT Qualification

  General

     If certain detailed conditions imposed by the provisions of the Code are met, entities such as the Corporation that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

     The Corporation has been and will continue to be operated in a manner intended to allow it to qualify as a REIT. The Corporation in the future intends to operate in a manner so that the Corporation will continue to qualify as a REIT. If the Corporation fails to qualify as a REIT in any taxable year, the Corporation will be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of the Corporation's predecessor, Patriot, to have qualified as a REIT also could cause the Corporation to be disqualified as a REIT and/or subject the Corporation to significant tax liabilities.

     Goodwin, Procter & Hoar, LLP, special tax counsel to the Corporation, has rendered an opinion to the Corporation to the effect that commencing with the taxable year ending December 31, 1983, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Corporation's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Corporation as to factual matters, including representations regarding the nature of the Corporation's properties, and the future conduct of the Corporation's business. Any inaccuracy in such assumptions and representations could adversely affect this opinion. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review the Corporation's compliance with those tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Corporation's control. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. See "Risk Factors--Real Estate Investment Trust Tax Risks." Accordingly, no assurance can be given that the Corporation will satisfy such tests on a continuing basis.

  Paired Shares

     Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Corporation and the Operating Company, then the Corporation then would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on or before June 30, 1983 and the REIT was taxable as a REIT on or before June 30, 1983. As a result of this "grandfathering" rule, Section 269B(a)(3) does not apply to the Corporation. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule and this interpretation, as well as the opinion of Goodwin, Procter & Hoar llp regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to the Corporation, and the Corporation would not qualify as a REIT for any taxable year.

  Potential Reallocation of Income

     Due to the paired share structure, the Companies, and their respective subsidiary entities are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income.
The Corporation and the Operating Company believe that all material transactions between the Corporation and the Operating Company, and among them and/or their subsidiary entities, will be negotiated and structured with the intention of achieving an arm's-length result. The Corporation and the Operating Company believe that all material transactions between them have been similarly negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on the Corporation and the Operating Company. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

  Built-In Gain Tax

     If the Corporation recognizes gain on the disposition of an asset acquired from Wyndham during the ten-year period beginning on the date of the Wyndham Acquisition, then to the extent of the assets "built-in gain" (i.e., the excess of the fair market value of such asset at the time of the Wyndham Acquisition over its then tax basis), the Corporation will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. The Corporation would be required to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain the Corporation's qualification as a REIT. The foregoing assumes that the Corporation makes an election pursuant to IRS Notice 88-19 with respect to the Wyndham Acquisition.

  Classification of the Realty Partnership as a Publicly Traded Partnership

     Section 7704 of the Code treats certain "publicly traded partnerships" as corporations. If the Realty Partnership were taxed as a corporation under these rules, the Corporation would be disqualified as a REIT. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradeable on a secondary market (or at least the substantial equivalent thereof)." Interests in the Realty Partnership have not and will not be traded on an established securities market. Currently, the Realty Partnership relies on restrictions on transfers and redemptions recently included in its partnership agreement in order to avoid being taxed as a corporation under Section 7704 of the Code. Prior to such amendments, the Realty Partnership relied on an exemption from the publicly traded partnership rules based on the nature of its income as well as a safe harbor based on the number of its partners. There can be no assurance that efforts to avoid taxation as a corporation under these provisions have been or will be successful.


Sale of Land by the Corporation

     The sale of certain land to an affiliate of PaineWebber Incorporated (the "PaineWebber Land Sale") was structured to qualify as a tax-deferred like-kind exchange. There can be no assurances, however, that such transaction will qualify as a tax-deferred like-kind exchange. If and to the extent the sale cannot be qualified as a tax-deferred like-kind exchange, any capital gain recognized by the Corporation will be taxed to the Corporation at applicable capital gains rates unless the Corporation distributes such gains to its stockholders. For a discussion of the tax consequences to stockholders of distributed and retained capital gains, see "--Federal Income Taxation of Holders of Paired Shares." To the extent that the gain does not qualify for capital gains treatment, the gain will be combined with the Corporation's other taxable income, 95% of which must be distributed each year in order to maintain the Corporation's status as a REIT.

     Notwithstanding the foregoing, in the event that the property in the PaineWebber Land Sale constituted "dealer property," then the sale thereof would not be eligible for tax-deferred like-kind exchange treatment, the gain would be subject to a 100% tax, and the amount of gain would constitute nonqualifying income that likely would disqualify the Corporation as a REIT. Although the Corporation believes that the PaineWebber Land Sale did not constitute a sale of dealer property, whether or not such sale constituted a sale of dealer property is a factual determination not susceptible of legal opinion, and the Corporation did not receive opinions from counsel on such determination. As a result, the opinion rendered by Goodwin, Procter & Hoar LLP regarding the Corporation's qualification as a REIT necessarily relies on representations from the Corporation to the effect that the sale did not constitute a sale of dealer property.

Effects of Compliance with REIT Requirements

     Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, all of the Corporation's hotels, other than hotels held by taxable entities in which the Corporation does not hold voting control (currently the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel), have been leased to lessees and the Corporation will continue to lease such hotels after the filing of this Prospectus. Similarly, the Corporation has subleased the land underlying the Racecourse and leased the related improvements to the Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined, low level. The Corporation also may not provide services, other than customary services and (beginning in 1998) de minimus non-customary services, to lessees or their subtenants. In addition, all leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to the Companies leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position.

     Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning Corporation stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.

     In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). In addition, certain asset tests limit the Corporation's ability to acquire non-real estate assets.

Taxation of the Operating Company; Non-Controlled Subsidiaries

     As a "C" corporation under the Code, the Operating Company will be subject to United States federal income tax on its taxable income at corporate rates. As non-REIT subsidiaries, the corporate subsidiaries of the Realty Partnership that are not controlled by it also will be subject to federal income tax.

State and Local Taxation

     The Companies and their stockholders or partners may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, the Corporation, the Operating Company and their stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the ownership of Paired Shares.

Federal Income Taxation of Holders of Paired Shares

  Separate Taxation

     Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for U.S. federal income tax purposes as holding equal numbers of shares of Corporation Common Stock and of Operating Company Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Common Stock and each share of Operating Company Common Stock contained within each Paired Share. The tax basis and holding period for each share of Corporation Common Stock and each share of Operating Company Common Stock also must be determined separately. See "--Tax Consequences of Redemption." Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Corporation Common Stock and the Operating Company Common Stock based on their then relative values.

  Taxation of Taxable U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

     As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Common Stock are out of earnings and profits, earnings and profits will be allocated first to any outstanding preferred stock of the Corporation and then allocated to its Common Stock. Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Corporation Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Common Stock, such distributions will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Corporation Common Stock has been held for more than 12 months but not more than 18 months or in the case of all tax payers short-term capital gain if the Corporation Common Stock has been held for one year or less) assuming shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

     Distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's the Operating Company's Common Stock, but rather will reduce the adjusted basis of such Operating Company Common Stock. To the extent that such distributions exceed the adjusted basis of a holder's the Operating Company Common Stock they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Operating Company Common Stock has been held for more than 12 months but not more than 18 months or in the case of all tax payers short-term capital gain if the Operating Company Common Stock has been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder.

     The Corporation may elect to retain and pay income tax on net long-term capital gains recognized during the taxable year. For taxable years beginning after December 31, 1997, if the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such of its long-term capital gains as the Corporation may designate. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholders' basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains.

     Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis on any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. The Corporation and the Operating Company will notify stockholders after the close of their taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

     The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation. To date regulations have not yet been prescribed, and it remains unclear how the Relief Act's new rates will apply to capital gain dividends or undistributed capital gains, including for example the extent, if any, to which capital gain dividends or undistributed capital gains from the Corporation will be taxed to individuals, trusts and estates at the new rates for mid-term capital gains and unrealized section 1250 recapture, rather than the long-term capital gain rates. Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.

  Taxation of Stockholders on the Disposition of Paired Shares

     In general, and assuming the taxpayer has the same holding period for the Corporation Common Stock and the Operating Company Common Stock, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than 12 months, (or, in the case of individuals, trusts and estates, mid-term capital gain or loss if the Paired Shares have been held for more than 12 months but not more than 18 months, and long-term capital gain or loss if the Paired Shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

  Information Reporting Requirements and Backup Withholding

     The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

  Taxation of Tax-Exempt Stockholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the Selling Stockholders, including the number of shares of Paired Common Stock beneficially owned by each Selling Stockholder, the number of shares of Paired Common Stock registered hereby and the percentage of shares of Paired Common Stock held by each. There can be no assurance that all or any of the shares of Paired Common Stock offered hereby will be sold. If any are sold, each Selling Stockholder will receive all of the net proceeds from the sale of his, her or its respective shares of Paired Common Stock offered hereby.


                               Number of Shares             Number of Shares
                         of Paired Common Stock Owned    of Paired Common Stock
   Selling Stockholder      Before the Offering (1)         Being Registered
   -------------------      -----------------------         ----------------
Amir Weissfisch                   1,681,793 (2)                     1,681,793


----------------
(1) Represents approximately 2.47% of all outstanding shares of Paired Common Stock of the Companies.

(2)  12,250 of such shares of Paired Common Stock are currently held in escrow.


      Mr. Weissfisch received the 1,681,793 shares of Paired Common Stock in connection with the contribution of certain real estate assets to the Companies.



                              PLAN OF DISTRIBUTION

      The Companies will not receive any of the proceeds from this Offering. The shares of Paired Common Stock offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer shares of Paired Common Stock to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the shares of Paired Common Stock offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the shares of Paired Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such shares of Paired Common Stock offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the shares of Paired Common Stock by the Selling Stockholders hereby will be the purchase price of such Paired Common Stock less any broker's commissions.

      To the extent required, the specific shares of Paired Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement.

      The shares of Paired Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

      In order to comply with the securities laws of certain states, if applicable, the shares of Paired Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

      The Companies will pay substantially all the expenses incurred by the Selling Stockholders and the Companies incident to the Offering, but excluding any underwriting discounts, commissions, and transfer taxes.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the securities and federal income tax considerations, have been passed upon for the Corporation and the Operating Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, as corporate, securities and tax counsel. Gilbert G. Menna, an officer of PAH GP, Inc., a wholly-owned subsidiary of the Corporation, is the sole shareholder of Gilbert G. Menna, P.C., which is a partner in Goodwin, Procter & Hoar LLP. Joseph L. Johnson III, an officer of PAH GP, is a partner in Goodwin, Procter & Hoar LLP. Kathryn I. Murtagh, an officer of the Corporation, the Operating Company and PAH GP is a partner in Goodwin, Procter & Hoar LLP.


                                    EXPERTS

  The Separate and Combined Financial Statements of Cal Jockey and Bay Meadows and its subsidiary as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto (which expresses an unqualified opinion and includes an explanatory paragraph relating to a proposed merger and certain disagreements between Cal Jockey and Bay Meadows) and are incorporated by reference herein. The combined financial statements of the Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The (a) Consolidated Financial Statements of Patriot as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules, (b) the Combined Financial Statements of the Initial Hotels as of December 31, 1994 and for the year ended December 31, 1994 and the period January 1, 1995 through October 1, 1995, and (c) the Financial Statements of NorthCoast Hotels, L.L.C. as of December 31, 1996 and the period April 2, 1996 (inception of operations) through December 31, 1996 appearing in Patriot's 1996 Annual Report on Form 10-K (and with respect to the Consolidated Financial Statements of Patriot referred to above also appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality Inc. and Patriot American Hospitality Operating Company dated July 1, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. With respect to the Combined Financial Statements of the Initial Hotels, such report is based in part on the reports of Coopers & Lybrand L.L.P., independent accountants, as set forth in their respective reports for Certain of the Initial Hotels and Troy Hotel Investors. The (a) Financial Statements of Buckhead Hospitality Joint Venture as of December 31, 1995 and for the year then ended, (b) the Combined Financial Statements of Gateway Hotel Limited Partnership and Wenatchee Hotel Limited Partnership as of December 31, 1995 and for the year then ended, and (c) the individual Statements of Direct Revenue and Direct Operating Expenses for the Plaza Park Suites Hotel and the Roosevelt Hotel for the year ended December 31, 1995, appearing in Patriot's Current Report on Form 8-K, dated April 2, 1996, as amended (filed April 17, 1996 and June 14, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Statement of Direct Revenue and Direct Operating Expenses of the Mayfair Suites Hotel for the year ended December 31, 1995, (b) Statement of Direct Revenue and Direct Operating Expenses of Marriott Windwatch Hotel for the year ended December 29, 1995, and
(c) the Financial Statements of Concorde O'Hare Limited Partnership as of December 29, 1995 and for the year then ended appearing in Patriot's Current Report on Form 8-K, dated December 5, 1996 (filed December 5, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Resorts Limited Partnership as of and for the years ended December 31, 1996 and 1995, (b) the Financial Statements of CV Ranch Limited Partnership as of and for the years ended December 31, 1996 and 1995, and (c) the Financial Statements of Telluride Resort and Spa Limited Partnership as of and for the years ended December 31, 1996 and 1995, appearing in Patriot's Current Report on Form 8-K, dated January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997, and May 19, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of GAH-II, L.P. as of December 31, 1996 and 1995 and for the years then ended, (b) the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay

Hotel) as of December 31, 1996 and 1995 and for the years then ended, (c) the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) as of December 31, 1996 and 1995 and for the years then ended, and (d) the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) as of December 31, 1996 and 1995 and for the years then ended, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The Financial Statements of Certain of the Initial Hotels as of December 31, 1994 and for the period from January 1, 1995 to October 1, 1995 and for the year ended December 31, 1994, the Financial Statements of Troy Hotel Investors as of October 1, 1995 and for the period January 1, 1995 to October 1, 1995 and Troy Park Associates as of December 29, 1994 and for the period January 1, 1994 through December 29, 1994 included in Patriot's 1996 Annual Report on Form 10-K, the statement of Direct Revenue and Direct Operating Expenses for the Holiday Inn--Miami Airport for the year ended August 31, 1996 included in Patriot's Current Report on Form 8-K dated December 5, 1996, the Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Report on Form 10-K dated March 26, 1997 of Wyndham Hotel Corporation, the Combined Financial Statements of Snavely Hotels as of December 31, 1996 and for the year then ended, the Combined Financial Statements of Minneapolis Hotels as of December 31, 1996 and for the year then ended, and the combined statement of Direct Revenue and Direct Operating Expenses for the Met Life Hotels for the year ended December 31, 1996, included in the Report on Form 8-K dated September 17, 1997, and the Financial Statements of SCP ("Buttes") Inc. as of December 31, 1996 and for the year then ended, included in the Report on Form 8-K/A No. 1, incorporated by reference in this Prospectus, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership as of December 31, 1994 and 1995 and for the years then ended, the Financial Statements of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996 and for the year then ended, and the Financial Statements of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus, have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The CHC Lease Partners financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International, Inc. Hospitality Division financial statements as of November 30, 1996 and 1995 and for the years then ended, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated September 30, 1997, as amended, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

  The Combined Financial Statements of the Crow Family Hotel Partnerships incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

================================================================================

  No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Companies or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Companies since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered Securities to which it relates.

                             --------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.......................................................  3

Incorporation of Certain Documents by Reference.............................  3

Risk Factors................................................................  5

The Companies............................................................... 12

Description of Paired Common Stock.......................................... 13

Restrictions on Transfers of Capital Stock.................................. 14

Certain Federal Income Tax Considerations................................... 17

Selling Stockholders........................................................ 23

Plan of Distribution........................................................ 23

Legal Matters............................................................... 24

Experts..................................................................... 24




                              1,681,793 Shares of
                              Paired Common Stock


                                Patriot American
                               Hospitality, Inc.


                          Patriot American Hospitality
                               Operating Company



                                ---------------

                                   PROSPECTUS

                                ---------------



                                __________, 1997

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

Registration fee.................................................  $ 15,290
Printing fees and expenses.......................................   100,000
Legal fees and expenses..........................................   100,000
Accounting fees and expenses.....................................    30,000
Miscellaneous....................................................    50,000

Total............................................................  $295,290


* Fees and expenses are estimated with the exception of the registration fee.

Item 15.  Indemnification of Directors and Officers.

  Pursuant to Section 145 of the DGCL, each of the Corporation Charter and the Operating Company Charter includes a provision which eliminates any personal liability for a director to the Corporation or the Operating Company, as the case may be, and to the stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or the Operating Company, as the case may be, or to the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. In addition, the Corporation Charter and the Operating Company Charter each provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation or the Operating Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

  Article VII of each of the Corporation Bylaws and the Operating Company Bylaws provides for indemnification by the Corporation or the Operating Company, as the case may be, of their respective officers, directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by
Section 145 of the DGCL, as amended from time to time and the Corporation and the Operating Company may, by action of their respective Board of Directors, indemnify all other persons the Corporation or the Operating Company may indemnify under the DGCL.

Item 16.  Exhibits.

Exhibit
Number      Exhibit
------      -------



  3.1       --  Amended and Restated Certificate of Incorporation of Patriot
                American Hospitality, Inc., incorporated by reference to Exhibit
                3.1 to the Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

  3.2       --  Amended and Restated Bylaws, as amended, of Patriot American
                Hospitality, Inc., incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

  3.3       --  Amended and Restated Certificate of Incorporation, of Patriot
                American Hospitality Operating Company, incorporated by reference to Exhibit 3.3 to the Registration Statement on Form
                - 3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

  3.4       --  Amended and Restated Bylaws, of Patriot American Hospitality
                Operating Company, incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

 *5.1       --  Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.

 *8.1       --  Opinion of Goodwin, Procter & Hoar  LLP as to Tax Matters.

*23.1       --  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 and Exhibit 8.1).

*23.2       --  Consent of Deloitte & Touche LLP, San Francisco, California.

*23.3       --  Consent of Ernst & Young LLP, Dallas, Texas.

*23.4       --  Consent of Ernst & Young LLP, Seattle, Washington.

*23.5       --  Consent of Ernst & Young LLP, Phoenix, Arizona.

*23.6       --  Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida.

*23.7       --  Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania.

*23.8       --  Consent of Coopers & Lybrand L.L.P., Dallas, Texas.

*23.9       --  Consent of Pannell Kerr Forster PC.

*23.10      --  Consent of Price Waterhouse LLP.

*23.11      --  Consent of Coopers & Lybrand L.L.P., Newport Beach, California.

*23.12      --  Consent of Ernst & Young LLP, Miami, Florida.

*23.13      --  Consent of Deloitte & Touche LLP, Houston, Texas.

*23.14      --  Consent of Coopers & Lybrand L.L.P., Phoenix, Arizona.

  24.1      --  Powers of Attorney (included on Signature Pages to the
                Registration Statement).

----------------
* Filed herewith

Item 17.  Undertakings.

    (a)   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, October 31, 1997.

PATRIOT AMERICAN HOSPITALITY, INC.         PATRIOT AMERICAN HOSPITALITY
                                           OPERATING COMPANY

By: /s/ Paul A. Nussbaum                    By: /s/ Paul A. Nussbaum
    --------------------------------------      -------------------------------
    Paul A. Nussbaum                            Paul A. Nussbaum
    Chairman of the Board, Chief Executive      Chairman of the Board and Chief
    Officer and President                       Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Paul A. Nussbaum and Rex. E. Stewart and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


            Signature                            Title                             Date
            ---------                            -----                             ----
/s/ Paul A. Nussbaum               Chairman of the Board of Directors,        October 31, 1997
-----------------------------      Chief Executive Officer and President,
Paul A. Nussbaum                   Patriot American Hospitality, Inc.
                                   (Principal Executive Officer)

/s/ Rex E. Stewart                 Chief Financial Officer and Treasurer,     October 31, 1997
-----------------------------      Patriot American Hospitality, Inc.
Rex E. Stewart                     (Principal Financial Officer and
                                   Principal Accounting Officer)

/s/ William W. Evans III           Office of the Chairman and Director,       October 31, 1997
-----------------------------      Patriot American Hospitality, Inc.
William W. Evans III

/s/ John H. Daniels                Director, Patriot American                 October 31, 1997
-----------------------------      Hospitality, Inc.
John H. Daniels

/s/ John C. Deterding              Director, Patriot American                 October 31, 1997
-----------------------------      Hospitality, Inc.
John C. Deterding

/s/ Gregory R. Dillon              Director, Patriot American                 October 31, 1997
-----------------------------      Hospitality, Inc.
Gregory R. Dillon

/s/ Thomas H. Foley                Director, Patriot American                 October 31, 1997
-----------------------------      Hospitality, Inc.
Thomas H. Foley

/s/ Arch K. Jacobson               Director, Patriot American                 October 31, 1997
-----------------------------      Hospitality, Inc.
Arch K. Jacobson


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Paul A. Nussbaum and Rex. E. Stewart and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


            Signature                            Title                             Date
            ---------                            -----                             ----
/s/ Paul A. Nussbaum               Chairman of the Board of Directors         October 31, 1997
----------------------------       and Chief Executive Officer,
Paul A. Nussbaum                   Patriot American Hospitality Operating
                                   Company (Principal Executive Officer)


/s/ Karim Alibhai                  President, Chief Operating Officer and
----------------------------       Director, Patriot American Hospitality     October 31, 1997
Karim Alibhai                      Operating Company


/s/ Rex E. Stewart                 Chief Financial Officer and Treasurer,
----------------------------       Patriot American Hospitality Operating     October 31, 1997
Rex E. Stewart                     Company (Principal Financial Officer
                                   and Principal Accounting Officer)


/s/ Arch K. Jacobson               Director, Patriot American                 October 31, 1997
----------------------------       Hospitality Operating Company
Arch K. Jacobson


/s/ Leonard Boxer                  Director, Patriot American                 October 31, 1997
----------------------------       Hospitality Operating Company
Leonard Boxer


/s/ Russ Lyon, Jr.                 Director, Patriot American                 October 31, 1997
----------------------------       Hospitality Operating Company
Russ Lyon, Jr.


/s/ Burton C. Einspruch            Director, Patriot American                 October 31, 1997
----------------------------       Hospitality Operating Company
Burton C. Einspruch


/s/ Sherwood Weiser                Director, Patriot American Hospitality     October 31, 1997
----------------------------       Operating Company
Sherwood Weiser


                                 EXHIBIT INDEX

Exhibit
Number      Exhibit
------      -------


  3.1       --  Amended and Restated Certificate of Incorporation of Patriot
                American Hospitality, Inc., incorporated by reference to Exhibit
                3.1 to the Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

  3.2       --  Amended and Restated Bylaws, as amended, of Patriot American
                Hospitality, Inc., incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

  3.3       --  Amended and Restated Certificate of Incorporation, of Patriot
                American Hospitality Operating Company, incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

  3.4       --  Amended and Restated Bylaws, of Patriot American Hospitality
                Operating Company, incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 333-29671 and 333-29671-01).

 *5.1       --  Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered.

 *8.1       --  Opinion of Goodwin, Procter & Hoar LLP as to Tax Matters.

*23.1       --  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 and Exhibit 8.1).

*23.2       --  Consent of Deloitte & Touche LLP, San Francisco, California.

*23.3       --  Consent of Ernst & Young LLP, Dallas, Texas.

*23.4       --  Consent of Ernst & Young LLP, Seattle, Washington.

*23.5       --  Consent of Ernst & Young LLP, Phoenix, Arizona.

*23.6       --  Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida.

*23.7       --  Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania.

*23.8       --  Consent of Coopers & Lybrand L.L.P., Dallas, Texas.

*23.9       --  Consent of Pannell Kerr Forster PC.

*23.10      --  Consent of Price Waterhouse LLP.

*23.11      --  Consent of Coopers & Lybrand L.L.P., Newport Beach, California.

*23.12      --  Consent of Ernst & Young LLP, Miami, Florida.

*23.13      --  Consent of Deloitte & Touche LLP, Houston, Texas.

*23.14      --  Consent of Coopers & Lybrand L.L.P., Phoenix, Arizona.

  24.1      --  Powers of Attorney (included on Signature Pages to the
                Registration Statement).

---------------
* Filed herewith